Exhibit 99.10

ALL EMPLOYEE EMAIL

From: Rick Holley

Sent: Sunday, November 08, 2015 12:03 PM

Subject: Important Announcement

Importance: High

Fellow employees:

I am excited to announce that Plum Creek and Weyerhaeuser have announced a merger – one that will create the world’s premier land and forest products company. The combination creates a $23 billion timber REIT that will:

•	Own and manage over 13 million acres of the most productive and diverse timberland in the United States

•	Be the largest timberland owner in the South and Pacific Northwest

•	Operate 38 manufacturing facilities across the United States and in Canada

•	Have best-in-class management selected from two proven industry leaders

•	Have the ability to drive performance with best practices and economies of scale

•	Have a platform for future growth

•	Have a strong balance sheet and an investment grade credit profile

This combination creates benefits for investors, customers, and employees. Weyerhaeuser recognizes many of our key assets – our culture; our people who drive our culture; our business model; how we drive value in the marketplace; our stewardship; and our reputation with all stakeholders.

This combination will create value and create opportunity.

As you will see in the attached press release, I will Chair the Board of the new company. Weyerhaeuser’s CEO, Doyle Simons, will be the President and CEO. I’ve gotten to know Doyle well over the two years that he has served in that role. I like him, I trust him, and I think he will do a great job leading the company.

Three of our executives will be on Doyle’s senior leadership team. Tom Lindquist will oversee Real Estate and Energy and Natural Resources and a number of other important initiatives. Russell Hagen will be the CFO and Tim Punke will oversee Corporate Affairs. That’s good news for the new company and for all of us—having me and several of our key executives in important roles.

It’s exciting to look at this combination from a timberland management standpoint. Our land bases are very complementary. One can only imagine the opportunities when together we apply best practices from both companies across the 13 million acre land base!

So what happens now? First of all, there is still a lot of work to be done to make the merger happen. Both companies will need to get shareholder approval. If all goes well, we would expect the merger to close in late March or early April 2016. Until then, Plum Creek and Weyerhaeuser will continue to compete, and operate as independent companies.

Of course, you want to understand what this merger means for you. Weyerhaeuser, like Plum Creek, needs to build their bench strength for the future. So in that regard, the merger should be very complementary and allow the new company to better deal with this issue. For our Resource teams, there should be a lot of opportunity. Weyerhaeuser also has a big commitment to manufacturing and our business will compliment what they already do. With respect to real estate, energy and natural resources, and even our rec lease business, this will be a place where the expertise of the Plum Creek team can add tremendous value.

It will now be the job of the new executive team, with help from Doyle and me, to put together their own teams. That will happen over the next several months.

Employees in the new company will be receiving detailed information about benefits at a later date. Meanwhile, you will continue to be covered under Plum Creek plans. At the time of transition, you will move to Weyerhaeuser’s health plan, 401(k) plan and other benefit plans and policies. We have reviewed their benefits and, as you would expect of a large company with over 10,000 people, they have comprehensive health and retirement benefits. For any employee not offered an opportunity at the new company, we will provide severance and outplacement support.

The transition process will take some time and I know uncertainty is not something any of us relish. We will do everything possible to keep you up to date as things progress.

Tomorrow at 10:00 (PST) / 1:00 EST I plan to hold a call with all employees. Shortly, you will receive a meeting notice that will contain call-in information.

You will find a lot of information about the new company in the attached press release and fact sheet. I know you have questions, and we’ve tried to answer some of them in the attached Q&A. Of course, you can also talk to your supervisor or someone in the HR group, and we will do our best to respond as quickly as we can.

Thank you, and I look forward to talking to you more tomorrow.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals from the shareholders of Weyerhaeuser or Plum Creek for the transaction are not obtained; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Weyerhaeuser or Plum Creek; (5) the ability of Weyerhaeuser and Plum Creek to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the combined companies’ ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses; and (10) legislative, regulatory and economic developments. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Plum Creek’s overall business, including those more fully described in Plum Creek’s filings with the Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K for the fiscal year ended December 31, 2014, and its quarterly reports filed on Form 10-Q for the current fiscal year, and Weyerhaeuser’s overall business and financial condition, including those more fully described in Weyerhaeuser’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2014, and its quarterly reports filed on Form 10-Q for its current fiscal year. Forward looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

Additional Information And Where To Find It

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed transaction will be submitted to the shareholders of each of Plum Creek and Weyerhaeuser for their consideration. Weyerhaeuser will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement/prospectus of Plum Creek and Weyerhaeuser. Each of Plum Creek and Weyerhaeuser will provide the joint proxy statement/prospectus to their respective shareholders. Plum Creek and Weyerhaeuser also plan to file other documents with the SEC regarding the proposed transaction. This document is not a substitute for any prospectus, proxy statement or any other document which Plum Creek or Weyerhaeuser may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF PLUM CREEK AND WEYERHAEUSER ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS

AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and security holders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by the parties on Plum Creek’s Investor Relations website (www.plumcreek.com/investors) (for documents filed with the SEC by Plum Creek) or on Weyerhaeuser’s investor relations page on its corporate web site (www.weyerhaeuser.com) (for documents filed with the SEC by Weyerhaeuser).

Participants in the Solicitation

Plum Creek, Weyerhaeuser, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Plum Creek and Weyerhaeuser shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Plum Creek and Weyerhaeuser shareholders in connection with the proposed transaction will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find more detailed information about Plum Creek’s executive officers and directors in its definitive proxy statement filed with the SEC on March 26, 2015. You can find more detailed information about Weyerhaeuser ’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2015. Additional information about Plum Creek’s executive officers and directors and Weyerhaeuser’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available.

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